Exhibit 10.55

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO THE CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED AS ***. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.








                            ASSET PURCHASE AGREEMENT

                          dated as of December 8, 2006

                                 by and between

                                 SIEGFRIED LTD.
                              SIEGFRIED DIENSTE AG

                                       and



                             CELGENE CHEMICALS SARL

*** - indicates material omitted pursuant to a Confidential Treatment Request and filed separately with the Securities and Exchange Commission.



        Seigfried Asset Purchase Agreement                                     1

ARTICLE 1  DEFINITIONS.........................................................5
  1.1      Definitions                                                         5
  1.2      Construction                                                        5
ARTICLE 2  PURCHASE AND SALE...................................................5
  2.1      Purchase and Sale of Assets                                         5
ARTICLE 3  PURCHASE PRICE......................................................6
  3.1      Purchase Price                                                      6
  3.2      Purchase Price Payment                                              6
ARTICLE 4  GUARANTY............................................................7
ARTICLE 5  CLOSING AND CLOSING DELIVERIES......................................7
  5.1      Closing                                                             7
  5.2      Conditions Precedent to Closing                                     7
  5.3      Closing Deliveries                                                  7
ARTICLE 5A  REPRESENTATIONS AND WARRANTIES.....................................9
  5A.1     Organization and Qualification                                      9
  5A.2     Asset Sellers' Representations or Warranties                        9
  5A.3     Litigation                                                          9
  5A.4     Transferred Employees                                               9
  5A.5     Social Security                                                    10
  5A.6     Insurance                                                          10
  5A.7     Registrations                                                      10
  5A.8     Taxes                                                              10
  5A.9     Technical Equipment and Other Personal Property                    10
  5A.10    Real Property                                                      10
ARTICLE 6  COVENANTS AND AGREEMENTS...........................................11
  6.1      Books and Records; Cooperation                                     11
  6.2      Transferred Employees                                              12
  6.3      Further Assurances                                                 13
  6.4      Real Property Deed                                                 13
  6.5      Technical Services Agreement                                       13
  6.6      Toll Manufacturing Agreement                                       13
  6.7      GMP Agreement.                                                     13
  6.8      Undertaking and Agreement in relation to the Use
           and Operation of Acquired Assets                                   13
  6.9      Maintenance and Capital Investments                                14
  6.10     Insurance                                                          14
  6.11     Environmental                                                      14
  6.12     Sale Back Option of Asset Buyer                                    15
  6.13     Right of First Refusal of Asset Sellers                            16
  6.14     Asset Sellers' Right to Buy Back the Acquired Assets               16
  6.15     Community of Co-Owners ("Stockwerkeigentumergemeinschaft").        16


        Seigfried Asset Purchase Agreement                                     2

ARTICLE 7  MISCELLANEOUS......................................................17
  7.1      Assignment                                                         17
  7.2      Expenses                                                           17
  7.3      Confidentiality                                                    17
  7.4      Public Announcement Pertaining to this Agreement
           and the Transaction Agreements                                     17
  7.5      Severability                                                       17
  7.6      Amendment                                                          17
  7.7      Waiver                                                             18
  7.8      Governing Law                                                      18
  7.9      Term of this Agreement                                             18
  7.10     Arbitration; Venue                                                 18
  7.11     Counterparts; Language                                             18
  7.12     Notices                                                            18
SCHEDULE 1.1  DEFINITIONS.....................................................21
  SCHEDULES:
  1.1      Definitions........................................................21
  2.1(a)   Real Property Documentation
  2.1(b)   Technical Equipment and Other Tangible Personal Property
  3.2      Bank Account of Asset Sellers
  6.2(a)   Transferred Employees

  EXHIBITS:
  3.1      VAT Notification Form
  3.2      Bank accounts
  4        Guaranty
  6.4      Real Property Deed
  6.5      Technical Services Agreement
  6.6      Manufacturing Agreement
  6.7      GPM Agreement

        Seigfried Asset Purchase Agreement                                     3

                            ASSET PURCHASE AGREEMENT
                            ------------------------

        THIS ASSET PURCHASE AGREEMENT, dated as of December 8, 2006 ("AGREEMENT"), is entered into by and between Siegfried Ltd. ("ASSET SELLER 1") and Siegfried Dienste AG ("ASSET SELLER 2") on the one hand, both companies organized under the laws of Switzerland with registered office at Untere Bruhlstrasse 4, 4800 Zofingen, Switzerland, (together "ASSET SELLERS"), and Celgene Chemicals Sarl., a company organized under the laws of Switzerland with its registered office at Faubourg du Lac 11, 2000 Neuchatel, Switzerland ("ASSET Buyer"). Asset Sellers and Asset Buyer sometimes are referred to herein collectively as the "PARTIES" and individually as a "PARTY".

                               W I T N E S S E T H

        WHEREAS, Asset Buyer is an affiliate of Celgene Corporation, a company organized under the laws of Delaware and listed on Nasdaq ("CELGENE"), and Asset Sellers are affiliates of Siegfried Holding Ltd., a company organized under the laws of Switzerland and listed on the Swiss stock exchange ("SIEGFRIED");

        WHEREAS, Asset Buyer has needs for a manufacturing facility in order to manufacture the active pharmaceutical ingredient ("API") for Celgene drug products, including in particular for the Products;

        WHEREAS, Asset Sellers have a suitable manufacturing facility available for Asset Buyer;

        WHEREAS, Asset Sellers desire to sell, transfer, convey, assign and deliver, and Asset Buyer desires to purchase, acquire and accept the Acquired Assets upon the terms and subject to the conditions set forth in this Agreement.

        NOW, THEREFORE, the Parties agree as follows:

        Seigfried Asset Purchase Agreement                                     4

                                    ARTICLE 1

                                   DEFINITIONS

        1.1 DEFINITIONS. In addition to the terms defined above and other terms defined in other Articles of this Agreement, the terms set forth in
SCHEDULE 1.1 shall have the meanings specified or referred to in such Schedule and shall be equally applicable to both the singular and plural forms.

        1.2 CONSTRUCTION. The language in all parts of this Agreement shall be construed, in all cases, according to its fair meaning. "Days" or "days" means calendar days unless otherwise specified. The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole (including any Schedules hereto) and not to any particular provision of this Agreement, and all Article, Schedule and Exhibit references are to this Agreement unless otherwise specified.


                                    ARTICLE 2

                                PURCHASE AND SALE

        2.1 PURCHASE AND SALE OF ASSETS. Asset Sellers hereby undertake, subject to the terms of this Agreement, to sell, transfer, assign, convey and deliver to Asset Buyer, and Asset Buyer hereby undertakes, subject to the terms of this Agreement, to purchase, acquire and accept from Asset Sellers, on the Closing, on the terms herein provided, Seller's right, title and interest in and to the following assets (the "ACQUIRED ASSETS"):

        (a) Seller's ownership in the condominium-principled co-ownership unit ("Stockwerkeigentums-Einheit"), Grundbuch Zofingen, Nr. 4651.01 all as identified and described on SCHEDULE 2.1(a), free and clear of any Encumbrances except for the Permitted Encumbrances identified and described on SCHEDULE 2.1(a), (such unit being the "REAL PROPERTY");

        (b) all TECHNICAL EQUIPMENT AND OTHER TANGIBLE PERSONAL PROPERTY listed on SCHEDULE 2.1(b).

        Seigfried Asset Purchase Agreement                                     5

                                    ARTICLE 3

                                 PURCHASE PRICE

        3.1 PURCHASE PRICE. The aggregate purchase price to be paid by Asset Buyer to Asset Sellers for the Acquired Assets is CHF 55,500,000 (Swiss Francs fifty-five million five hundred thousand), exclusive of any applicable value-added tax (the "PURCHASE PRICE"). Any value-added Tax resulting from the transactions including self supplies will be borne and paid by Asset Buyer. The Purchase Price includes an amount, exclusive of any applicable value-added Tax, of CHF 2,700,000 (Swiss Francs two million seven hundred thousand) for the Real Property which is sold by Asset Seller 2 to Asset Buyer.

        The Parties agree, where possible, to apply the VAT notification procedure according to art. 47 para 3 VATL. If not possible, Asset Seller 1 will charge Asset Buyer with VAT on the Purchase Price portion relating to the Technical Equipment and Other Tangible Personal Property. In connection with the Real Property, Asset Seller 2 will try to opt for VAT and Asset Buyer will support Asset Seller 2 in this regard. If Asset Seller 2 successfully opts for VAT on the sale of the Real Property, Asset Seller 2 will charge Asset Buyer with VAT on the Purchase Price portion relating to the Real Property.

        In the event value-added Taxes are to be paid by Asset Sellers, Asset Buyer shall reimburse Asset Sellers for such payments at the time when Asset Buyer files its first VAT return , but no later than by June 30, 2007.


        3.2 PURCHASE PRICE PAYMENT. The Purchase Price shall be paid by Asset Buyer to Asset Sellers as follows into the notary's and Asset Sellers' bank accounts set forth on SCHEDULE 3.2 or, as may be the case for payments after the Closing, as otherwise designated in written instructions by Asset Sellers to Asset Buyer:

        3.2.1 at Closing the sum of CHF 15,000,000 (the "CLOSING PAYMENT") shall be made into the notary's and Asset Sellers' bank accounts as set forth on
SCHEDULE 3.2.

        3.2.2 thereafter 5 annual instalments, each in an amount of four million one hundred thousand Swiss francs (CHF 4,100,000), the first such instalment payable on June 30, 2007, the second on June 30, 2008, the third on June 30, 2009, the fourth on June 30, 2010 and the fifth on June 30, 2011;

        3.2.3 thereafter, subject to ARTICLE 6.13, 5 annual instalments, each in an amount of four million Swiss francs (CHF 4,000,000), the first such instalment payable on June 30, 2012, the

        Seigfried Asset Purchase Agreement                                     6
second on June 30, 2013, the third on June 30, 2014, the fourth on June 30, 2015 and the last such instalment being due on June 30, 2016.

        No set off shall be allowed in respect of any of the payments owed under this ARTICLE 3.2 against any counterclaims, unless such counterclaim amounts to a minimum amount of CHF 4,100,000.


                                    ARTICLE 4

                                    GUARANTY

        At the Closing, Asset Buyer will deliver to Asset Sellers a duly signed Guaranty of Celgene International Sarl in the form set forth in EXHIBIT 4.


                                    ARTICLE 5

                         CLOSING AND CLOSING DELIVERIES

        5.1 CLOSING. The transactions contemplated by this Agreement shall be consummated at a closing (the "CLOSING") which shall be held at the offices of Asset Sellers on December 8th, 2006, except as otherwise mutually agreed in writing by the Parties (the "CLOSING DATE").

        5.2 CONDITIONS PRECEDENT TO CLOSING. Each Party shall be entitled to refuse Closing for as long as any of the following conditions has not been met or waived as being a condition precedent to Closing, provided that such condition is legally waivable:

                (i)     a  Governmental   Approval  relevant  for  the  material
consummation of this Agreement has not been obtained;

                (ii)    the Real Property Deed has not been signed;

                (iii) only Asset Sellers shall be entitled to refuse Closing, if and for as long as the Guaranty according to ARTICLE 4 of this Agreement has not been delivered.

        5.3     CLOSING  DELIVERIES.

        (a)     At the Closing, Asset Sellers shall deliver to Asset Buyer:

        Seigfried Asset Purchase Agreement                                     7

                (i) any notarial deeds or other transaction agreements or documents required under Swiss law for Asset Sellers to sell, assign, transfer and convey and, as appropriate, record and perfect unencumbered title to a particular Acquired Asset to Asset Buyer, duly executed by Asset Sellers, including in particular the Real Property Deed and the related application to the real estate register, completed and signed by Asset Sellers and ready for immediate filing with the real property register by Asset Buyer;

                (ii) the means necessary for Asset Buyer to take possession of the Acquired Assets;

                (iii) a receipt from Asset Sellers for the Closing Payment paid to Asset Sellers;

                (iv)    copy of a resolution  of the board of directors of Asset
Sellers   authorizing   and  approving  this  Agreement  and  the   transactions
contemplated under this Agreement;

                (v) the Transaction Agreements to which Asset Seller 2 is a Party, duly executed by Asset Seller 2;

                (vi) the Transaction Agreements to which Asset Seller 1 is a Party, duly executed by Asset Seller 1; and

                (vii) copy of the complete employment files of all Transferred Employees (including their employment agreements and any other employment, compensation and benefits related documentation).

        (b)     At the Closing, Asset Buyer shall deliver to Asset Seller:

                (i) the amount of the Closing Payment by wire transfer of immediately available funds to the bank accounts as designated by Asset Sellers in SCHEDULE 3.2 ;

                (ii) a receipt evidencing Asset Buyer's receipt of the Acquired Assets;

                (iii) the Transaction Agreements to which Asset Buyer is a party, duly executed by Asset Buyer;

                (iv) copy of a resolution of the board of directors of Asset Buyer authorizing and approving this Agreement and the transactions contemplated under this Agreement; and

                (v)     the Guaranty.

        Seigfried Asset Purchase Agreement                                     8

                                   ARTICLE 5A

                         REPRESENTATIONS AND WARRANTIES

        5A.1    ORGANIZATION  AND  QUALIFICATION.  Asset Sellers on the one hand and Asset Buyer on the other hand represent and warrant to each other that as of the time of signing of this Agreement and as of the Closing Date:

                (i) They are duly organized and validly existing under Swiss law,

                (ii) They have the requisite power and authority to enter into and to perform this Agreement and the Transaction Agreements and have taken all necessary corporate actions to authorise the execution, delivery and performance of this Agreement and the Transaction Agreements;

                (iii) This Agreement and the other documents thereto executed and delivered by the Parties at the time of signing of this Agreement and/or on the Closing Date (including the Transaction Agreements) constitute legal, valid and binding obligations of the Parties enforceable against them in accordance with their respective terms; and

                (iv) The execution, delivery and performance by the Parties of this Agreement and/or of the Transaction Agreements will not (a) result in breach of any provision of each Party's articles of association and internal regulations, and (b) result in a breach of any order, judgment or decree of any court or governmental agency by which either Party is bound.

        5A.2 ASSET SELLERS' REPRESENTATIONS OR WARRANTIES. Asset Sellers represent and warrant to Asset Buyer for a period of *** months as from the Closing Date (except where otherwise indicated) that as of the time of signing of this Agreement and as of the Closing Date (except where otherwise indicated):

        5A.3 LITIGATION. There is no material litigation or arbitration, administrative proceedings, governmental inquiries or investigations pending or, to the knowledge of Asset Sellers, threatened in writing relating to the Acquired Assets and/or the Transferred Employees.

        5A.4 TRANSFERRED EMPLOYEES. All Transferred Employees are insured according to Swiss labor laws and are beneficiaries of requisite pension funds. All dues to pension funds with respect to the Transferred Employees' compensation have been paid or shall be paid when due. As of the signing of this Agreement, none of the Transferred Employees hereto has tendered or, to the knowledge of Asset Sellers, threatened his/her resignation. The employment agreements of the Transferred Employees are valid and in full force and effect as of the Closing Date in all

        Seigfried Asset Purchase Agreement                                     9
material respects. Asset Sellers have not given notice of termination of any such agreement. No employees other than Transferred Employees shall be transferred to the Asset Buyer.

        5A.5 SOCIAL SECURITY. All social security returns, reports and forms relating to Transferred Employees required to be filed in accordance with all applicable laws have been prepared and filed in the manner required by applicable law, are true, correct and complete in all material respects, and reflect in all material respects the liability for social security for the relevant terms. All social security contributions relating to Transferred
Employees and to any period prior to Closing have been paid in due course or shall be paid when due. There are no audits, investigations or reassessments relating to social security pending or, to the knowledge of Asset Sellers, threatened with respect to the Transferred Employees. This representation and warranty shall survive and be valid and enforceable until expiry of the relevant statute of limitation.

        5A.6 INSURANCE. The Acquired Assets, and in particular the Real Property, are covered by currently effective insurance policies with insurance companies in such minimum types and amounts as are consistent with customary practices applicable in Switzerland for pharmaceutical API manufacturing. Insurance policies held by and previously disclosed to Asset Buyer by Asset Sellers are in full force and effect. As of Closing, Asset Sellers are not in material default under any of them nor, to the knowledge of Asset Sellers, has any insurer threatened in writing to terminate any of these policies. As of Closing, no claims exist under any insurance policy in relation to the Acquired Assets.

        5A.7    REGISTRATIONS.   Asset  Sellers   possess  all  those   material
governmental licenses, permits and authorizations necessary for the manufacture of the Products as currently produced.

        5A.8 TAXES. There are no encumbrances on any of the Acquired Assets that arose in connection with any failure or alleged failure to pay any Tax. This representation and warranty shall survive and be valid and enforceable until expiry of the relevant statute of limitation.

        5A.9 TECHNICAL EQUIPMENT AND OTHER PERSONAL PROPERTY. There are no charges, pledges or any other liens on any of the Technical Equipment and Other Personal Property and Asset Seller 1 represents and warrants that it is the sole owner of all Technical Equipment and Other Personal Property, where applicable. Asset Seller 1 further represents and warrants that all Technical Equipment and Other Personal Property are in good working condition, subject to usual wear and tear, and have been properly maintained and revised in due time so that they can be effectively used for their intended purposes as stated in this Agreement.

        5A.10   REAL PROPERTY.  Asset Seller 2 is the legal and beneficial owner of the Real Property and Asset Seller 1 has exclusive occupation of the Real Property. There are no

        Seigfried Asset Purchase Agreement                                    10
circumstances which would entitle any third party to exercise any powers or rights of entry or to take possession which may restrict in any way whatsoever the ownership and/or continued possession, use and/or enjoyment of the Real Property, except for the Permitted Encumbrances.

        Subject to filing of the real estate register applications by Asset Buyer upon Closing, there are, upon Closing, no Encumbrances other than the Permitted Encumbrances in respect of the Real Property. There is no dispute, claim, action, demand or complaint which is outstanding or threatened in respect of the Real Property or any part thereof.

        The current use of the Real Property is a lawful use under all relevant municipal, cantonal and federal planning and administrative legislation and Asset Sellers are not aware of any outstanding orders, notices or other requirements of any authority which may adversely affect the existing and future use of the Real Property.

        No development, alterations, extensions or other improvements have been carried out in relation to any part of the Real Property which are unlawful or have been carried out without all necessary consents, approvals, orders, permits and permissions.

        There are no resolutions, proposals, orders or acts made for the compulsory acquisition or change in approved use of any part of the Real Property.

        The Real Property is free of any asbestos, except in the roof in the form of Eternit cement tiles. In the event that, at any time, any legal obligation to remove or treat such asbestos arises, all such costs shall be exclusively borne by Asset Sellers. The Real Property is currently in full conformity with all the fire security laws, regulations and requirements applicable in Zofingen.

                                    ARTICLE 6

                            COVENANTS AND AGREEMENTS

        6.1 BOOKS AND RECORDS; COOPERATION. Asset Sellers shall, upon request of Asset Buyer, deliver copies or, where no longer needed by Asset Sellers or where legally required by Asset Buyer, originals of all books and records, documents and other information, in whatever form, relevant to the Acquired Assets and the Transferred Employees, to Asset Buyer at any time during the term of this Agreement. Asset Sellers shall permit Asset Buyer, during the whole term of this Agreement, to inspect books, records and documentation in relation to the Acquired Assets when and as reasonably required by Asset Buyer. To the extent that the books and records, documents and other information relate partially to Asset Sellers' assets and contracts other than the Acquired Assets and Transferred Employees, Asset Seller shall provide Asset Buyer excised portions of such information. This Article also covers Asset Sellers' duty to

        Seigfried Asset Purchase Agreement                                    11
provide to Asset Buyer, at any time during the duration of this Agreement upon Asset Buyer's request, copy of the Regulatory Documentation, including the Registrations and all quality and safety related documentation, that may be required to obtain or maintain all necessary licences from authorities to operate the facility for the intended manufacturing of the Products.

        6.2 TRANSFERRED EMPLOYEES. (a) Asset Seller 1 shall use its best efforts to cause all the employees of Asset Seller 1 listed on SCHEDULE 6.2(a) (the "TRANSFERRED EMPLOYEES") to remain employed with Asset Buyer in accordance with the provisions of ARTICLE 6.2(b) below. SCHEDULE 6.2(a) contains a complete and accurate list of the names of the Transferred Employees, containing their positions, start dates, base pay, bonus payments, age, settlement agreements, company cars (any deductions, tax treatment, allowances, including savings supplements by Asset Seller 1), benefits, any other incentives, company loans to employees and any other ongoing deductions.

        (b) Asset Seller 1 and Asset Buyer acknowledge and agree that due to the sale of the Acquired Assets by Asset Sellers to Asset Buyer, the contracts of employment of the Transferred Employees are being transferred by operation of law (art. 333 et seq. of the Swiss Code of Obligations) to Asset Buyer on the Closing as if originally made between Asset Buyer and the Transferred Employees. To the extent required by Swiss law, Asset Seller 1 shall be responsible for complying with all obligations under applicable law to send a notification and/or consult with any Transferred Employee with respect to the transactions contemplated by this Agreement, in accordance with applicable law prior to the Closing. Immediately following execution of this Agreement, Asset Sellers shall or shall procure that all information and consultation processes pursuant to applicable law, any collective bargaining, company-wide collective agreement, shop, trade union, recognition, work council or other similar agreement, undertaking or practice are complied with in respect of informing and consulting with the Transferred Employees.

        (c) Asset Buyer shall be responsible for all employer liabilities in connection with any Transferred Employees actually transferred to Asset Buyer (including any wages or amounts due under any of Asset Sellers' or Siegfried's group plans or employee benefit plans accruing after the Closing. Asset Sellers shall be responsible for all employer liabilities in connection with any Transferred Employees actually transferred to Asset Buyer (including any wages or amounts due under any of Asset Sellers' or Siegfried's group plans or employee benefit plans accruing up to and including the Closing; this includes any and all severance benefits and/or government required termination liabilities). Upon written demand and receipt of proper documentation, the Parties shall reimburse each other to the extent they pay for any employer liability in connection with any Transferred Employees that is, under the regime of this Article, owed by the other Party.

        Seigfried Asset Purchase Agreement                                    12

        (d) Asset Seller 1 shall take all steps within its control to procure that all the pension fund entitlements of the Transferred Employees be transferred to the pension scheme to be set up by the Asset Buyer or, alternatively, as the case may be, Asset Seller 1 shall fully cooperate with Asset Buyer to procure that the pension scheme and all entitlements of the Transferred Employees deriving from such pension scheme come along with the Transferred Employees and continue to be in place at least as beneficial as for the Transferred Employees as before the Closing. Asset Seller 1 shall inform the various insurance carriers regarding the transfer of the benefit arrangements and retirement plans and insurance contracts that pertain to the Transferred Employees. Asset Buyer shall execute, make, acknowledge and deliver such instruments, agreements and other documents as may be required by the insurance carriers.

        (e) The Parties shall take all steps within their control to procure that those Transferred Employees who are a party to Siegfried Holding Employee Share Purchase Plan agree upon the replacement of this participation by an equitable increase of their salary.

        6.3 FURTHER ASSURANCES. Following the Closing, Asset Sellers and Asset Buyer will execute and deliver such additional instruments, documents, conveyances or assurances and take such other actions as shall be necessary, or otherwise reasonably requested by Asset Sellers or Asset Buyer, as applicable, to confirm and assure the rights and obligations provided for in this Agreement and any other transaction agreements and render effective the consummation of the transactions contemplated hereby and thereby.

        6.4 REAL PROPERTY DEED. At the signing of this Agreement, Asset Buyer and Asset Sellers shall sign the Real Property Deed, in the form attached hereto as EXHIBIT 5.4

        6.5 TECHNICAL SERVICES AGREEMENT. At the signing of this Agreement, Asset Buyer and Asset Seller1 have entered into the Technical Services Agreement attached hereto as EXHIBIT 5.5

        6.6 TOLL MANUFACTURING AGREEMENT. At the signing of this Agreement, Asset Buyer and Asset Seller1 have entered into the Toll Manufacturing Agreement attached hereto as EXHIBIT 5.6

        6.7 GMP AGREEMENT. At the signing of this Agreement, Asset Buyer and Asset Seller1 shall have entered into the GMP Agreement attached hereto as
EXHIBIT 6.7.

        6.8 UNDERTAKING AND AGREEMENT IN RELATION TO THE USE AND OPERATION OF ACQUIRED ASSETS. (a) Asset Buyer undertakes to comply at all times with Asset Sellers' safety, health, environmental and technical standards. Asset Buyer further undertakes to only produce products

        Seigfried Asset Purchase Agreement                                    13
and use substances in respect of which Asset Buyer can demonstrate that their production, use and handling on site is and will be in compliance with Asset Sellers' safety, health and environmental standards as well as with Asset Sellers' permit framework.

        (b) Asset Seller 1 shall have the right to use ***% of the production capacity of the Acquired Assets for Siegfried's production. Asset Seller 1 shall pay Asset Buyer for Asset Buyer's *** costs including material costs and costs charged pursuant to the Technical Services Agreement. This right shall include the pro rata use of Transferred Employees ***. In the event that more production capacity is available Asset Buyer may offer to Asset Seller 1 to use it at the same cost terms as for the right to use ***% of the production capacity, including the right to make pro rata use of the Transferred Employees
***.

        6.9 MAINTENANCE AND CAPITAL INVESTMENTS. Asset Sellers have advised Asset Buyer that the estimated cost in order to maintain the Acquired Assets in a condition similar to their current condition for the foreseeable future is around CHF *** for the next *** year period; it is estimated that the value of the replacement investments will amount to approximately CHF ***. These figures are estimates and for information only.

        6.10 INSURANCE. Asset Sellers undertake to maintain and insure all assets not expressly forming part of the Acquired Assets, including all assets in or for common use. Asset Sellers further undertake to keep appropriate insurance cover for all property and assets in Asset Sellers' care, custody or control. The premiums and costs shall be shared among the Parties pro rata to their interest share in the Acquired Assets and non transferred assets. The Real Property insurance will be maintained by Asset Seller 2, insuring Asset Seller 2 and Asset Buyer each for their respective ownership interest in the Real Property. Asset Buyer undertakes to maintain and insure all Acquired Assets and to maintain appropriate insurance cover for all Acquired Assets, except to the extent insured by Asset Sellers'.

        6.11 ENVIRONMENTAL. Asset Buyer and Asset Sellers agree that in relation to any pollution or contamination in, on or above the land of the Real Property existing before the Closing (including, for the sake of clarity any pollution or contamination with asbestos), as mentioned in the Siegfried reports from Pit Hofer dated 28 August 2001 ("Altlasten-Voruntersuchung") and updated on 6 February 2002 and on 6 January 2004 and since the site is presently mentioned in the cantonal register of polluted sites, Asset Sellers shall be solely and exclusively liable for the payment of any investigation expenses or of any excavation, depollution or sanitation costs and for any and all liability created either to Asset Buyer or to any third parties or public entities for damages and cost incurred by Asset Buyer or such third parties or public entities as a result of any such pollution or contamination existing at Closing, as well as for any and all cost of remediation to be undertaken upon order of the competent authority or voluntarily undertaken as reasonably required in any given circumstances. In the event of any

        Seigfried Asset Purchase Agreement                                    14
new pollution or contamination in, on or above the land of the Real Property being created after the Closing, while Asset Buyer is owner of the Real Property, liability shall extend exclusively to the Party causing or being otherwise responsible for such pollution - e.g. based on art. 55 CO - (the "POLLUTER") and any and all cost of remediation to be undertaken upon order of the competent authority or upon unilateral but reasonable request of either Party shall be borne by the Polluter. If more than one Party is a Polluter, then such Polluters shall share in the liability to third parties and in any remediation cost in accordance with their contribution in the causation of the liability or cost and, if applicable, in accordance with their responsibility on other grounds - e.g. based on art. 55 CO. However, any possible liability of Asset Buyer for such a new pollution or contamination shall be in any case extinguished *** years after the sale of the Real Property to any Asset Seller or to any third party, except for liability of Asset Buyer to persons and entities other than Asset Sellers. In addition, to the extent responsibility for any new pollution or contamination created after the Closing cannot be attributed to a Party as set forth in this Article, liability to third parties or public entities and cost for remediation shall be attributed solely and exclusively to the Asset Sellers. Notwithstanding the above, during the period of *** years after the sale of the Real Property by Asset Buyer to any Asset Sellers or to any third party, Asset Buyer shall only be responsible for pollution or contamination that (a) Asset Sellers can prove originates from the period of Asset Buyer's ownership of the Real Property , and (b) constitutes a pollution or contamination comprising of ***, its intermediates or another product (or intermediate thereof) produced by Asset Buyer and not produced by Asset Sellers.

        6.12 SALE BACK OPTION OF ASSET BUYER. (a) Upon serving *** months written notice, Asset Buyer shall for a period of *** months have the right to sell the Real Property back to any of the two Asset Sellers for *** Swiss Franc, the first time upon the fifth anniversary of the Closing and then *** thereafter, provided that the Real Property shall not have a *** due to a cause attributable to Asset Buyer. In any event, any contamination or pollution that is not exclusively attributable to Asset Buyer shall not be taken into account while assessing the value of the Acquired Assets. Such *** shall be determined by an international audit or valuation firm mutually agreeable by the Parties. In the event of a *** Asset Sellers would be entitled to refuse to repurchase the Real Property.

(b) Upon serving *** months written notice, Asset Buyer shall for a period of *** months have the right to sell all Technical Equipment and Other Tangible Personal Property back to Asset Seller 1 for *** Swiss Franc, the first time upon the fifth anniversary of the Closing and then quarterly thereafter, provided that all Technical Equipment and Other Tangible Personal Property shall not have a *** due to a cause attributable to Asset Buyer. In any event, any contamination or pollution that is not exclusively attributable to Asset Buyer shall not be taken into account while assessing the value of the Acquired Assets. Such *** shall be determined by an international audit or valuation firm mutually agreeable by the Parties.

        Seigfried Asset Purchase Agreement                                    15

In the event of a *** Assets Sellers would be entitled to refuse to repurchase all Technical Equipment and Other Tangible Personal Property.

        (c) The Parties shall share equally all notary and real property register fees, as well as all transfer Taxes and other transfer costs.

        (d) Any of the instalment payments pursuant to ARTICLE 3.2.3 that have not become due up to the moment of completion of the sale back options hereunder shall be automatically cancelled as of such completion date.

        (e) The sale back option of Asset Buyer as provided under this Article for the Real Property shall be incorporated in the Real Property Deed.

        6.13 RIGHT OF FIRST REFUSAL OF ASSET SELLERS. (a) For a period of twenty-five (25) years from the Closing, Asset Seller 2 shall have a right of first refusal ("Vorkaufsrecht") according to art. 216 CO as further specified in the Real Property Deed in relation to the Real Property, exercisable at the lower of the price offered by a third party buyer or CHF ***. The right of first refusal shall be entered ("vorgemerkt werden") in the real property register.

        (b) For a period of twenty-five (25) years from Closing, Asset Seller 1 shall have a right of first refusal ("Vorkaufsrecht") in analogy to art. 216 in relation to all Technical Equipment and Other Tangible Property.

        6.14 ASSET SELLERS' RIGHT TO BUY BACK THE ACQUIRED ASSETS. (a) Upon serving *** months written notice, Asset Seller 2 shall for a period of *** months have the right to buy back the Real Property sold to Asset Buyer for *** Swiss Franc, the first time upon the *** anniversary of the Closing and then annually upon each anniversary of the Closing until the 25th anniversary of the Closing. This right to buy back is to be set forth in the Real Property Deed and shall be registered ("vorgemerkt werden") in the real property register.

        (b) Upon serving *** months written notice, Asset Seller 1 shall for a period of *** months have the right to buy back "en bloc" all Technical Equipment and Other Tangible Personal Property for *** Swiss Franc, to the extent still available, the first time upon the *** anniversary of the Closing and then annually upon each anniversary of the Closing until the 25th anniversary of the Closing.

        6.15    COMMUNITY  OF   CO-OWNERS   ("STOCKWERKEIGENTUMERGEMEINSCHAFT").
Asset  Buyer  and  Asset  Seller  2  shall  delegate  one  or  more   authorized
representatives into the meetings of the Community of Co-Owners.

        Seigfried Asset Purchase Agreement                                    16

                                    ARTICLE 7

                                  MISCELLANEOUS

        7.1 ASSIGNMENT. This Agreement may not be assigned or otherwise transferred by either Party without the consent of the other Parties which shall not be unreasonably withheld. Any purported assignment in violation of the preceding sentence shall be void. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person or Persons any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

        7.2 EXPENSES. Except as otherwise specified in this Agreement, each Party shall bear its own expenses with respect to the transactions contemplated by this Agreement, including, without limitation, attorneys' fees and other expenses related to the preparation and execution of this Agreement and any Transaction Agreement and the completion of this Agreement and any Transaction Agreement. All of the notary cost for the parceling, the formation of the Stockwerkeigentum units in relation to the Real Property Deed and any real property transfer Tax shall be equally shared between Asset Seller 2 and Asset Buyer.

        7.3 CONFIDENTIALITY. During the term of this Agreement the Parties shall and shall cause their employees, representatives and advisors to maintain in confidence the content of this Agreement and the Ancillary Agreements, subject always to the Parties' legal obligations.

        7.4 PUBLIC ANNOUNCEMENT PERTAINING TO THIS AGREEMENT AND THE TRANSACTION AGREEMENTS. Asset Buyer and Asset Sellers shall consult before issuing media releases or otherwise making any public statements and they shall not issue any such media release or statement without the prior approval of the other, it being understood that the Parties shall be free to timely comply with legal disclosure requirements (in particular with requirements of the stock exchanges where a Party is listed) without the prior approval from the other Party, in which case such Party shall immediately inform the other Party of such disclosure requirements and of the contents of the planned disclosure.

        7.5 SEVERABILITY. Each of the provisions contained in this Agreement shall be severable, and the unenforceability of one shall not affect the enforceability of any others or of the remainder of this Agreement.

        7.6 AMENDMENT. This Agreement may not be amended, supplemented or otherwise modified except by an instrument in writing signed by all of the Parties hereto.

        Seigfried Asset Purchase Agreement                                    17

        7.7 WAIVER. The failure of any Party to enforce any condition or part of this Agreement at any time shall not be construed as a waiver of that condition or part, nor shall it forfeit any rights to future enforcement thereof.

        7.8 GOVERNING LAW. This Agreement and all documents related thereto shall be governed by the laws of Switzerland, excluding the United Nations Convention on the International Sales of Goods, except if otherwise stated in writing in any such related document.

        7.9 TERM OF THIS AGREEMENT. This Agreement is firm for a period expiring at the 25th anniversary of the Closing, except to the extent otherwise agreed in writing by the Parties and except to the extent it becomes redundant before.

        7.10 ARBITRATION; VENUE. Any and all disputes arising in connection with this Agreement shall be finally settled by arbitration under the Swiss Rules of International Arbitration of the Swiss Chambers of Commerce in force on the date when the notice of arbitration is submitted. The number of arbitrators shall be three. The seat of the arbitration shall be in Zurich and English shall be the language of the arbitration. If disputes are arising out of or relating to two or more agreements connected to this Agreement, the same arbitrators will be appointed in all cases.

        7.11 COUNTERPARTS; LANGUAGE. The Parties may execute this Agreement in one or more counterparts, and each fully executed counterpart shall be deemed an original. This Agreement in the English language shall be the controlling text in as far as allowable under applicable law.

        7.12 NOTICES. All communications, notices and consents provided for herein shall be in writing and be given in person or by means of facsimile (with request for assurance of receipt in a manner typical with respect to communications of that type) or by registered mail or overnight courier, and shall become effective: (a) on delivery if given in person; (b) on the date of transmission if sent by facsimile or (c) upon receipt if delivered through registered mail or courier service.



        Notices  shall be addressed  as follows:

        If to one or both of the Asset Sellers, to:

                      Siegfried Ltd.
                      Untere Bruhlstrasse 4
                      4800 Zofingen

        Seigfried Asset Purchase Agreement                                    18

        With copy to:          Siegfried Holding Ltd.
                               CFO
                               Untere Bruhlstrasse 4
                               4800 Zofingen

        If to Asset Buyer to:  Celgene Chemicals Sarl
                               Untere Bruhlstrasse 4
                               4800 Zofingen

        With copy to:          Celgene International Sarl
                               Faubourg du Lac 11
                               CH-2000 Neuchatel

        PROVIDED, HOWEVER, that if any Party shall have designated a different address by notice to the others, then to the last address so designated.



               [REMAINDER OF THE PAGE LEFT IN BLANK INTENTIONALLY]

        Seigfried Asset Purchase Agreement                                    19

        IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

        ASSET SELLER 1:                     ASSET SELLER 2:

        Siegfried Ltd.                      Siegfried Dienste AG


        By: __________________________      By:  __________________________
        Name:  Hubert Stuckler              Name:  Hans Baumann
        Title: Head Siegfried Actives       Title: Head Engineering


        By: __________________________      By:  __________________________
        Name:  Richard Schindler            Name:  Richard Schindler
        Title: Chief Financial Officer      Title: Chief Financial Officer



        ASSET BUYER:

        Celgene Chemicals Sarl



        By: __________________________
        Name:  Michael Morrissey
        Title: Board Member



        By: __________________________
        Name:  Jurg Oehen
        Title: Board Member

        Seigfried Asset Purchase Agreement                                    20

                                  SCHEDULE 1.1

                                   DEFINITIONS

         "ACQUIRED  ASSETS"  is defined in  ARTICLE  2.1 and  includes  the Real
Property, on the one hand, and all Technical Equipment and Other Tangible Personal Property, on the other.

        "AFFILIATE" means, with respect to any Person, any other Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, a Person shall be deemed to control another Person if it owns or controls, directly or indirectly, at least fifty percent (50%) of the voting equity of the other Person (or other comparable ownership if the Person is not a corporation).

        "AGREEMENT" shall mean this Asset Purchase Agreement (including its Schedules), as amended, modified or supplemented from time to time.

        "BUSINESS DAY" shall mean a day other than a Saturday, Sunday or other day on which commercial banks in Switzerland are authorized or required by Law to close.

        "CC" means the Swiss Civil Code ("Schweizerisches Zivilgesetzbuch") as amended from time to time.

        "CLOSING" shall mean the date of consumption of this Agreement as stated in -ARTICLE 5.1

        "CLOSING DATE" shall have the meaning ascribed to it in ARTICLE 5.1

        "CLOSING PAYMENT" means the payment according to ARTICLE 3.3.1

        "CO"   means   the   Swiss   Code   of   Obligations   ("Schweizerisches
Obligationenrecht") as amended from time to time

        "CONSENT" shall mean any consent, approval, authorization, consultation, waiver, permit, grant, agreement, license, certificate, exemption, order, registration, declaration, filing or notice of, with or to any Person or under any law, in each case required to permit the consummation of any of the transactions contemplated hereby.

        "ENCUMBRANCE" shall mean with respect to any Acquired Assets, any lien, mortgage, adverse ownership claim, restriction, pledge, security interest, easement, servitude, other encumbrance and/or any other third party rights.

        "GOVERNMENTAL APPROVAL" shall mean any Consent of, with or to any Governmental Authority.

        Seigfried Asset Purchase Agreement                                    21

        "GOVERNMENTAL AUTHORITY" shall mean any federal, state, provincial or local government, quasi-governmental authority, or other political subdivision thereof; any entity, authority, instrumentality or body exercising executive, legislative, judicial, regulatory or administrative functions of any such government, quasi-governmental authority or other political subdivision; and any supranational organization exercising such functions for any sovereign states, whether international, multinational, regional or otherwise.

        "GOVERNMENTAL ORDER" shall mean, with respect to any Person, any judgment, order, writ, injunction, decree, stipulation, agreement, determination or award entered or issued by or with any Governmental Authority and binding on such Person.

        "GUARANTY" shall mean the Guaranty according to ARTICLE 4 and set forth on EXHIBIT 4.

        "PERMITS" shall mean licenses, consents, approvals, permits and other Governmental Approvals.

        "PERMITTED ENCUMBRANCE" shall mean exclusively easements, encroachments, restrictions of way, servitudes or other restrictions valid by virtue of law or registered in the real property register, as well as zoning, building and other similar public law restrictions.

        "PERSON" shall mean an individual or a legal entity or a quasi-legal entity such as a partnership.

        "POLLUTER" is defined in ARTICLE 6.11.

        "PRODUCTS" shall mean *** and ***.

        "PURCHASE PRICE" is defined in ARTICLE 3.1.

        "REAL PROPERTY" is defined in ARTICLE 2.1(A).

        "REAL PROPERTY DEED" is defined in ARTICLE 6.4 and shown as EXHIBIT 6.4.

        "REGISTRATIONS" shall mean the product registrations currently held by Asset Sellers relating to the Products, issued by the Governmental Authorities.

        "REGULATORY DOCUMENTATION" shall mean, in relation to Products or the Acquired Assets, the Registrations supported by and including: (i) the original documents under the possession of Asset Seller (or that are accessible to Asset Seller using commercially reasonable efforts) evidencing the Registrations issued to Asset Seller by a Governmental Authority, in each case to the extent assignable with or without the consent of the issuing Governmental Authority; and (ii) all related Registration applications, clinical research and trial agreements and other documentation, research tools, laboratory notebooks, files and correspondence with regulatory

        Seigfried Asset Purchase Agreement                                    22
agencies and quality reports and all relevant pricing information and correspondence with Governmental Authorities with respect to such pricing matters.

        "TAX OR TAXES" shall mean any taxes of any kind including, but not limited to those measured on, measured by or referred to as, income, alternative or add-on minimum, gross receipts, capital, capital gains, sales, use, ad valorem, franchise, profits, license, privilege, transfer, withholding, payroll, employment, social, excise, severance, stamp, occupation, premium, value added, property, environmental or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any Governmental Authority.

        "TECHNICAL EQUIPMENT AND OTHER TANGIBLE PROPERTY" shall mean all tangible personal property, including machinery, equipment, mechanical and spare parts, supplies, fixtures, tools and other tangible property of any kind held by Asset Seller to the extent listed on SCHEDULE 2.1 (b)

         "TRANSACTIONS AGREEMENTS" shall mean the Real Property Deed and the agreements and undertakings shown in Exhibits to this Agreement, as amended, modified or supplemented from time to time.

        "TRANSFERRED EMPLOYEES" is defined in ARTICLE 6.2.



        Seigfried Asset Purchase Agreement                                    23